Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PURECYCLE TECHNOLOGIES, INC.
PureCycle Technologies, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The second sentence of Article IV, Section 1 of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:
The total number of shares of capital stock that the Company is authorized to issue is 475,000,000 shares, consisting of 450,000,000 shares of Common Stock, par value $0.001 per share, and 25,000,000 shares of Preferred Stock, par value $0.001 per share.

SECOND: Article V of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:
The Board may make, amend, and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation or the Bylaws to the contrary, Sections 1, 2, 8 and 9 of Article II, Sections 2, 3 and 12 of Article III and Article IX of the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without (a) until the date (the “Sunset Date”) of the first annual meeting of the stockholders that is held after March 17, 2026 (the fifth anniversary of the effectiveness of this corporation’s Amended and Restated Certificate of Incorporation, which occurred on March 17, 2021), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of this Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of Directors.
THIRD: Article VII, Section 3(b) of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:
(b) Directors will be elected at each annual meeting of the stockholders and will serve for terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, disability, resignation, disqualification or removal.
FOURTH: The first sentence of Article VII, Section 5 of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

Section 5.    Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, disability, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.
FIFTH: The first sentence of Article VII, Section 6 of the Amended and Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:
Section 6.    Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders at any time, with or without cause and, in either case, only in the manner provided in this Article VII, Section 6.
SIXTH: Article VII, Section 7 of the Amended and Restated Certificate of Incorporation of the Company is hereby deleted.
SEVENTH: That said amendments were duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
EIGHTH: This Certificate of Amendment shall become effective at 12:05 p.m. Eastern Time on May 10, 2023.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 9th day of May, 2023.
PURECYCLE TECHNOLOGIES, INC.

By: _/s/ Brad Kalter______________________
Name: Brad Kalter
Title: General Counsel and Corporate Secretary